                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             FIBREBOARD CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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
               NOTICE OF 1997 ANNUAL MEETING AND PROXY STATEMENT

April 15, 1997

To the Stockholders of
FIBREBOARD CORPORATION:

    You are cordially invited to attend the Annual Meeting of Stockholders of Fibreboard Corporation to be held on June 3, 1997 at 11:00 a.m. at the Texas Commerce Tower, 2200 Ross Avenue, 40th Floor - Sky Lobby, Dallas, Texas 75201.

    The attached Notice of Annual Meeting and Proxy Statement set forth the details of business to be conducted at the Annual Meeting.

    We hope you will attend the Annual Meeting in person. However, whether or not you plan to attend, please complete, sign, date and return the enclosed proxy card promptly in the accompanying reply envelope to assure that your shares will be represented and voted at the Meeting.

                                          Sincerely yours,

                                          /s/ John D. Roach
                                          John D. Roach
                                          CHAIRMAN, PRESIDENT AND CHIEF
                                          EXECUTIVE OFFICER

                             FIBREBOARD CORPORATION
                          2200 Ross Avenue, Suite 3600
                                Dallas, TX 75201

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 3, 1997

                             ---------------------

    The Annual Meeting of Stockholders of Fibreboard Corporation (the "Company") will be held at the Texas Commerce Tower, 2200 Ross Avenue, 40th Floor--Sky Lobby, Dallas, Texas on Tuesday, June 3, 1997 at 11:00 a.m. for the following purposes:

    1. To elect three directors to Class III of the Board of Directors to serve for a period of three years or until their respective successors are elected and qualified;

    2. To ratify the selection of Arthur Andersen LLP as the Company's independent public accountants for the 1997 fiscal year; and

    3. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

    Only stockholders of record at the close of business on April 4, 1997 will be entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

    Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy card in the envelope provided. By promptly returning your proxy card, you will assure that your shares are represented and voted at the Annual Meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Michael R. Douglas

                                          Michael R. Douglas

                                          SECRETARY

Dallas, Texas
April 15, 1997

                             FIBREBOARD CORPORATION
                          2200 Ross Avenue, Suite 3600
                                Dallas, TX 75201

                                PROXY STATEMENT

    This Proxy Statement, together with the Notice of Annual Meeting of Stockholders and proxy card enclosed herewith, are being furnished in connection with the solicitation of proxies by the Board of Directors of Fibreboard Corporation, a Delaware corporation ("Fibreboard" or the "Company"), for use at the Annual Meeting of Stockholders of Fibreboard to be held on Tuesday, June 3, 1997 at 11:00 a.m. at the Texas Commerce Tower, 2200 Ross Avenue, 40th Floor--Sky Lobby, Dallas, Texas and at any adjournments or postponements thereof. These proxy materials were first mailed to stockholders on or about April 15, 1997.

                            ------------------------

                               PURPOSE OF MEETING

    The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. Each such proposal is described in more detail in subsequent sections of this Proxy Statement. The Board of Directors knows of no other business which will come before the Annual Meeting.

                         VOTING RIGHTS AND SOLICITATION

    Fibreboard has one class of stock entitled to vote at the Annual Meeting, Common Stock, $.01 par value (the "Common Stock"). If you were a stockholder of record of Common Stock at the close of business on April 4, 1997 (the "Record Date"), you may attend and vote at the Annual Meeting. Each share of Common Stock held by you on the Record Date entitles you to one vote on each matter that is properly presented at the Annual Meeting. At the close of business on the Record Date, there were 8,490,020 shares of Common Stock outstanding.

    The holders of a majority of the shares of Common Stock outstanding as of April 4, 1997, present in person or represented by proxy at the Annual Meeting, shall constitute a quorum for the transaction of business at the Annual Meeting. Nominees for election as directors shall be elected by plurality vote of all votes cast. The affirmative vote of a majority of the shares of Common Stock present in person or represented and voting at the Annual Meeting is required to approve Proposal 2. In tabulating votes, abstentions and broker non-votes have no effect.

    If you are unable to attend the Annual Meeting, you may vote by proxy on any matter that may properly come before the Annual Meeting. When returned properly completed, the enclosed proxy card will be voted as you instruct in the spaces provided or, in the absence of such instructions, will be voted FOR each of the nominees for director as described herein under Proposal 1 and FOR approval of Proposal 2.

    If any other matters properly come before the Annual Meeting or any adjournment or postponement thereof, the proxy holders intend to vote in accordance with their best judgment. All proxy cards delivered pursuant to this solicitation are revocable at any time at the option of the persons executing them by giving written notice to the Secretary of the Company at the Company's principal executive offices in Dallas, Texas, by delivering a duly executed proxy card bearing a later date or by voting in person at the Annual Meeting.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    The Board of Directors of the Company currently has eight members. The members of the Board of Directors are divided into three classes, each consisting of two or three directors who serve for a term of three years, with the term of office of one of the three classes expiring each year. The term of office of Class III directors expires on the date of this Annual Meeting. The term of office of Class I and Class II directors will expire in 1998 and 1999, respectively. At the Annual Meeting, the stockholders will elect three directors to Class III to serve a three-year term expiring in 2000 or until their successors are elected and qualified.

    Set forth below are the names of the nominees of the Board of Directors for election as Class III directors, together with certain information concerning such nominees. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, proxy cards designating the Board's nominees will be voted for a nominee who shall be designated by the present Board of Directors.

                       NOMINEES FOR ELECTION TO CLASS III

                                                                           DIRECTOR
NAME/AGE OF NOMINEE    PRINCIPAL OCCUPATION                                 SINCE
---------------------  --------------------------------------------------  --------
Philip R. Bogue (72)   Retired Partner in the firm of Arthur Andersen LLP    1988
George B. James (59)   Senior Vice President & Chief Financial Officer,      1993
                       Levi Strauss & Co.
John D. Roach (53)     Chairman, President and Chief Executive Officer,      1991
                       Fibreboard Corporation

    PHILIP R. BOGUE has been a director of Fibreboard since June 1988. Mr. Bogue was interim President of the Portland Art Museum from January 1993 to May 1994. He was Assistant to the President of Portland State University in Portland, Oregon, from 1983 to 1989. He previously served as Managing Partner of the Portland office of Arthur Andersen LLP, a major accounting firm. Mr. Bogue is a director of Good Health Plan of Oregon.

    GEORGE B. JAMES has been a director of Fibreboard since June 1993. Mr. James has been Senior Vice President and Chief Financial Officer of Levi Strauss & Co. since 1985. From 1982 to 1985 he was Executive Vice President of Crown Zellerbach Corporation, a paper products manufacturer. Prior to 1982, Mr. James served as Senior Vice President and Chief Financial Officer of Arcata Corporation, a wood products manufacturer. He currently serves as a director of Crown Vantage, Inc. and Basic Vegetable Products.

    JOHN D. ROACH was elected Chairman, President and Chief Executive Officer of Fibreboard in July 1991. Prior to his appointment, Mr. Roach was Executive Vice President of Manville Corporation, a manufacturer of building products, paperboard packaging, fiberglass and industrial minerals, where he served as President of its Mining and Minerals Group and President of Celite Corporation, a wholly-owned Manville subsidiary. In addition, Mr. Roach served as President of Manville Sales Corporation, now known as Schuller International, and the Fiberglass and Specialty Products Groups from 1988 to 1990, and as Chief Financial Officer of Manville Corporation from 1987 to 1988. Prior to Manville, Mr. Roach was a strategy consultant and Vice Chairman of Braxton Associates; Vice President and Managing Director of the Strategic Management Practice for Booz, Allen, Hamilton; and Vice President and Director of the Boston Consulting Group. Previous experience at Northrop Corporation included Director of strategic planning, economic analysis, MIS and co-manager of a venture capital subsidiary. He currently serves as a director of Morrison-Knudsen and Thompson PBE, Inc.

    THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE BOARD'S NOMINEES TO CLASS III OF THE BOARD OF DIRECTORS.

                 DIRECTORS NOT CURRENTLY STANDING FOR ELECTION

                                                                                                   CLASS AND YEAR
                                                                                      DIRECTOR          TERM
NAME AND AGE                PRINCIPAL OCCUPATION                                        SINCE     AS DIRECTOR ENDS
--------------------------  --------------------------------------------------------  ---------  ------------------
William D. Eberle (73)      Chairman, Manchester Associates, Ltd.                       1991        Class I-1998

G. Robert Evans (65)        Chairman, Material Sciences Corporation                     1991        Class I-1998

John W. Koeberer (53)       Chairman, Tehama Bank                                       1988       Class II-1999

Bill M. Lindig (60)         President and Chief Executive Officer, SYSCO Corporation    1996        Class I-1998

Donald K. Miller (65)       Chairman, Greylock Financial Inc.                           1996       Class II-1999

    WILLIAM D. EBERLE has been a director of the Company since December 1991. Mr. Eberle has been Chairman of Manchester Associates, Ltd., an international consulting firm, for more than five years. He has also served as President and Chief Executive Officer of the U.S. Motor Vehicle Manufacturers Association (1975-1977), as Chairman and Chief Executive Officer of American Standard Corporation (1966-1971) and as Vice President of Boise Cascade Corporation (1959-1966). He was involved in government service as a member of the Idaho House of Representatives and Speaker of the House (1953-1961), a United States Trade Representative (1971-1975) and the Director of Cabinet of the Council for International Economic Policy (1973-1974). Mr. Eberle is Chairman of America Service Group, Showscan Entertainment, Inc., and Barry's Jewelers, Inc. and is Co-Chairman of Mid-States Plc. He is also a director of Sirrom Capital Corporation, Mitchell Energy and Development Corporation and Ampco-Pittsburgh Corporation.

    G. ROBERT EVANS has been a director of the Company since December 1991. From February 1991 to January 1, 1997, Mr. Evans was Chairman and Chief Executive Officer, and effective January 1, 1997, Chairman of Material Sciences Corporation, which develops and commercializes materials technologies and produces laminates and multi-layer composite materials. From 1990 to 1991 he was President, Chief Executive Officer and a director of Corporate Finance Associates Illinois, Inc., a financial intermediary and consulting firm. From 1987 to 1990 he was President, Chief Executive Officer and a director of Bemrose Group USA, a British-owned holding company engaged in value added manufacturing and sale of advertising specialty products. Prior to 1987, Mr. Evans served as President and Chief Executive Officer of Allsteel, Inc. (1984-1987), Southwall Technologies (1983-1984), Arcata Corporation (1969-1983) and in various executive positions with U.S. Gypsum Company (1953-1969). He currently serves as a director of Swift Energy Company and Consolidated Freightways Corporation.

    JOHN W. KOEBERER has been a director of Fibreboard since June 1988. Mr. Koeberer was a founder of Tehama Bank, which is located in Red Bluff, California, and has been Chairman of its board of directors since 1984. For the past seventeen years, Mr. Koeberer has been Chairman, President and Chief Executive Officer of The California Parks Company, which provides concession services for national, state, county and municipal parks. He has also served as Chairman of the Lassen Volcanic National Park Foundation for the past eleven years. Since 1992, Mr. Koeberer has been President of the California Parks Hospitality Association, an organization representing private enterprise in the California State Park System. He has served on the California Tourism Commission since 1993 and was President of the California Ski Industries Association from 1975 to 1976. He currently serves as a director of the California State Chamber of Commerce, the Shasta Cascade Wonderland Association, the San Francisco Visitor and Convention Bureau and the California Travel Industries Association.

    BILL M. LINDIG has been a director of Fibreboard since December 1996. Mr. Lindig has served as President and Chief Executive Officer of SYSCO Corporation since January 1995. SYSCO is the largest marketer and distributor of foodservice products in the U.S. Between 1970 and 1980 Mr. Lindig held a variety of management positions with SYSCO's operating companies. In 1983, Mr. Lindig was elected a director of SYSCO Corporation and in 1984 he became President of the foodservice division. In 1985, Mr. Lindig was named Executive Vice President and Chief Operating Officer of SYSCO Corporation, and was appointed President and COO later that year. Mr. Lindig holds board positions at Burlington Northern Santa Fe Corporation, the Greater Houston Partnership, Memorial Hospital Systems and Food Distributors International.

    DONALD K. MILLER has been a director of Fibreboard since April 1996. Since January 1987, Mr. Miller has been Chairman of Greylock Financial Inc., a firm engaged in merchant banking. From 1987 to 1995 he was Chairman of Christensen Boyles Corporation, a mining and service concern. He was also Chairman and CEO of Thompson Advisory Group, L.P., a public asset management partnership, from November 1990 to April 1993 and Vice Chairman from April 1993 to November 1994. He currently serves as a director of Huffy Corporation, Layne Christensen Company, PIMCO Advisors, L.P. and RPM Inc.

BOARD MEETINGS AND COMMITTEES

    The Board of Directors of the Company held a total of six meetings during the year ended December 31, 1996. The Board has three standing committees, an Audit Committee, a Compensation Committee and a Nominating Committee, each composed of Messrs. Bogue, Eberle, Evans, James, Koeberer, Miller and Lindig. The Nominating Committee also includes Mr. Roach. During 1996 the Audit Committee met twice, the Compensation Committee met four times and the Nominating Committee met six times. Each director attended all of the meetings held during 1996 of the Board and the committees on which such director served, except Mr. James who attended more than 80% of such meetings.

    The Audit Committee's responsibilities include selecting the Company's auditors and reviewing the Company's audit plan, financial statements and internal accounting and audit procedures. The functions of the Compensation Committee include establishment of compensation plans for Fibreboard's executive officers and administration of certain of Fibreboard's employee benefit and compensation programs. The Nominating Committee's responsibilities include recommending nominees for election as directors and developing candidate specifications for membership. The Nominating Committee will consider recommendations for nominees for directorships submitted by stockholders. From time to time the Board of Directors may establish other committees to facilitate its business objectives.

COMPENSATION OF DIRECTORS

    Directors who are not employees of Fibreboard receive a quarterly retainer of $5,000 and are paid $1,000 for each meeting of the Board of Directors that they attend. Outside Directors also receive the attendance fee for committee meetings, other than those committee meetings held on the same day as a meeting of the Board of Directors, as well as $500 for each meeting held by telephone conference call. The chairmen of the Compensation and Audit Committees also receive an additional annual retainer of $5,000. Directors are reimbursed for their expenses incurred in attending meetings of the Board of Directors.

    Outside directors also participate in Fibreboard's 1995 Stock Incentive Plan, which provides for automatic annual grants of options to outside directors for 4,000 shares of Common Stock at an exercise price equal to 100% of fair market value on the grant date. Under this plan, new Outside Directors also receive automatic one-time awards of 2,000 stock units, which vest over a three-year period or immediately in full upon a change of control.

    The Board has implemented a program under the 1995 Stock Incentive Plan whereby outside directors may elect to receive an equivalent number of stock units in lieu of their annual retainer fees. The number of stock units issued to a participating director on a quarterly basis is based on the average closing price of the Common Stock over the preceding quarter.

                                   PROPOSAL 2
                           RATIFICATION OF SELECTION
                       OF INDEPENDENT PUBLIC ACCOUNTANTS

    The firm of Arthur Andersen LLP served as independent public accountants for the Company for the fiscal year ended December 31, 1996. The Audit Committee has selected that firm to continue in this capacity to audit the accounts and records of the Company for the fiscal year ending December 31, 1997, and to perform other appropriate services. Ratification by the stockholders will be sought at the Annual Meeting for the selection of Arthur Andersen LLP as independent public accountants for the Company for fiscal 1997. In the event that the stockholders do not ratify the selection of Arthur Andersen LLP, the Audit Committee will reconsider its selection.

    The Company expects that one or more representatives of Arthur Andersen LLP will be present at the Annual Meeting and will have the opportunity to make a statement and to respond to appropriate questions.

    THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

    The functions of the Compensation Committee are to establish and administer compensation plans for Fibreboard's executive officers, review executive officer compensation levels and evaluate management performance. The Committee is composed of independent, non-employee directors. Set forth below is a report submitted by the Compensation Committee regarding the Company's compensation policies and programs for executive officers for 1996.

OVERVIEW OF COMPENSATION POLICY

    The primary objective of Fibreboard's management team over the past five years has been to improve the Company's profitability and increase stockholder value. During 1992-1996 the Company achieved significant success in this regard. The operating performance of Fibreboard's businesses improved substantially and the Company as a whole achieved record operating earnings each year. In addition, during this period the Company built substantial corporate value through strategic acquisitions in the building products industry, as well as through the sale of the Wood Products Group in 1995 and the Resort Group in 1996.

    The Committee believes that the compensation policies and programs which it has implemented have directly contributed to management's successful track record and its continuing focus on improving profitability and increasing stockholder value.

    The Committee has developed a compensation policy under which a substantial portion of the compensation of executive officers is directly linked to the financial performance of the Company and the enhancement of stockholder value. To promote this policy, the Committee implemented a compensation program for 1996 that (i) continued the successful annual cash incentive plan first introduced during 1992, which "pays for performance" and provides bonuses based on the realization of annual financial goals, and (ii) included the 1995 Stock Incentive Plan, which provides for the grant of stock options and other equity incentive opportunities that directly tie management's interests to those of stockholders.

    The Committee believes that executive compensation should be highly leveraged toward the incentive-based programs described above. By placing much of an officer's compensation "at risk" in this manner, the Company's compensation program focuses management's efforts on improving financial performance and effectively integrates executive compensation with the Company's annual and long-term strategic objectives.

1996 EXECUTIVE OFFICER COMPENSATION PROGRAM

    The Committee works regularly with a nationally known compensation consulting firm to assure that Fibreboard's executive compensation program remains competitive and that it appropriately reflects the Committee's compensation philosophy.

    After a thorough process involving analysis of the outside consultant's proposals and reports and Committee deliberations, the Committee implemented the 1996 executive officer compensation program. The components of this program are described below.

    BASE SALARY--The Committee determines the base salary component of executive compensation by reviewing executive salary levels at a broad group of companies with comparable revenues engaged in general industry (the "Survey Group")(1), as well as evaluating the specific job functions and past performance of individual officers. The Committee believes that base salaries for executive officers in general fall within the median range of executive salary levels at comparable companies surveyed by the Committee.

    ANNUAL CASH INCENTIVE PROGRAM--The Annual Cash Incentive Program is a pay-for-performance plan under which cash bonus awards are paid based upon (i) achievement of annual earnings targets approved by the Committee and (ii) evaluation of an officer's personal performance during the year. Performance criteria under this program consist of: (i) Company and/or business unit earnings performance, with threshold, target and maximum challenge earnings objectives established at the beginning of the year to reflect the Company's goals set forth in its business plan for that year (75% weight), and (ii) the achievement of individual performance goals, which reflect business objectives set for each officer for that year (25% weight). Award amounts for each executive are based upon a percentage of that participant's base salary, with the percentage varying based on the executive's level of responsibility.

    For performance during 1996, the Company's executives earned an average of 96% of the maximum potential cash bonus awards available under the Annual Cash Incentive Program based upon the achievement of 1996 earnings targets and the accomplishment of individual business objectives.

    STOCK UNIT AND OPTION GRANTS--In 1996 the Committee granted an aggregate of 117,500 stock units and 110,000 stock options, respectively, under the 1995 Stock Incentive Plan to the Company's executive officers. The Committee determined the number of units and options granted to executive officers primarily by reviewing the levels of executive grants at companies included in the Survey Group, as well as by evaluating each officer's respective job responsibilities, past performance and expected future contributions.

    The Committee believes that these stock unit and option grants will more closely align the long-term interests of senior management with those of stockholders and assist in the retention of key executives.

    LONG-TERM EQUITY INCENTIVE PLAN--This Plan authorizes the grant of phantom stock units vesting over the term of multi-year performance cycles set by the Committee. In 1996, the Committee did not grant any phantom stock units to the Company's executive officers under this plan. The Committee has no present intention of granting additional phantom stock units.

    In order to encourage increased equity ownership by the Company's executive officers, the Committee implemented a program during 1996 whereby officers could elect to settle their vested phantom stock units in the form of shares of the Company's common stock and stock units in lieu of cash. The stock units granted will vest in three years only if the officer continues to hold an equivalent number of shares of common stock issued in settlement of his phantom stock units. In connection with this program, the Committee accelerated the payment date of certain vested phantom stock units held by the Company's executive officers to January 1997 and settled the after-tax payments on these units in the form of shares of the Company's common stock and stock units in lieu of cash.

------------------------
(1) This group covers a broad range of industries and is not limited to companies included in the Dow Jones Building Materials Index used in formulating the Stock Performance Graph on page 11 hereof.

    COMPENSATION OF CEO--John D. Roach joined the Company as Chairman, President and CEO in July 1991. The Company entered into an employment agreement with Mr. Roach at that time, the terms of which were determined pursuant to arms-length negotiations. Mr. Roach's employment agreement, as amended in January 1995, is described on page 10 of this Proxy Statement.

    The Committee believes that Mr. Roach's base salary for 1996 was set at the median salary level for his position at comparable companies surveyed by the Committee.

    Mr. Roach earned a cash bonus of $564,850 under the Annual Cash Incentive Program for performance during 1996, representing 98.75% of the maximum potential bonus Mr. Roach may earn under this program. Mr. Roach's bonus was based on the Company achieving certain earnings targets determined at the beginning of the year (75% weight) and the achievement by Mr. Roach of individual performance goals set by the Committee (25% weight). The maximum annual bonus that Mr. Roach may earn under this program is an amount equal to 130% of his base salary.

    In 1996, the Committee granted an aggregate of 40,000 stock options and 50,000 stock units to Mr. Roach under the 1995 Stock Incentive Plan. The Committee determined the size of the awards by reviewing the amount of equity-based compensation granted to CEOs at companies included in the Survey Group, as well as by evaluating Mr. Roach's job responsibilities, past performance and expected future contributions.

    POLICY ON DEDUCTIBILITY OF COMPENSATION--Section 162(m) of the Internal Revenue Code provides that a company may not take a tax deduction for that portion of the annual compensation paid to a named executive officer in excess of $1 million, unless certain exemption requirements are met. The 1995 Stock Incentive Plan is designed to meet the exemption requirements of Section 162(m). The Committee has determined at this time not to seek to qualify the Company's remaining executive officer compensation programs under Section 162(m).

    The Company's executive compensation program is subject to change at the discretion of the Committee. The Committee will monitor the Company's executive compensation program on an ongoing basis to ensure that it continues to support a performance-oriented environment and remains properly integrated with Fibreboard's annual and long-term strategic objectives.

                       MEMBERS OF COMPENSATION COMMITTEE

GEORGE B. JAMES, CHAIRMAN    JOHN W. KOEBERER
G. ROBERT EVANS              BILL M. LINDIG
WILLIAM D. EBERLE            DONALD K. MILLER
PHILIP R. BOGUE

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    Set forth below is information concerning the annual and long-term compensation for services rendered in all capacities to the Company for the fiscal years ended December 31, 1996, 1995 and 1994, of those persons who were at December 31, 1996, (i) the Chief Executive Officer of the Company, (ii) the Chief Operating Officer of the Company, (iii) the other four most highly compensated executive officers of the Company, and (iv) the Company's former Senior Vice President and Chief Financial Officer (the "Named Officers").

                                                                                          LONG-TERM COMPENSATION
                                                                                   ------------------------------------
                                                                                           AWARDS             PAYOUTS
                                                    ANNUAL COMPENSATION            -----------------------  -----------
                                          ---------------------------------------  RESTRICTED  SECURITIES    LONG-TERM
                                                                    OTHER ANNUAL     STOCK     UNDERLYING    INCENTIVE
          NAME AND                                                  COMPENSATION    AWARD(S)     OPTIONS       PLAN
     PRINCIPAL POSITION          YEAR     SALARY ($)    BONUS ($)        ($)        ($) (1)        (#)      PAYOUTS ($)
-----------------------------  ---------  -----------  -----------  -------------  ----------  -----------  -----------
JOHN D. ROACH                       1996    440,000       564,850     1,031,795(3)  1,312,500      40,000    1,631,166
Chairman, President &               1995    410,000       526,338        --            --          40,000      255,600
CEO                                 1994    360,000       434,450        --            --          --          200,000
RONALD W. MATHEWSON                 1996     68,750(4)     50,000        --           710,000      20,000       --
Executive VP & COO                  1995      --           --            --            --          --           --
                                    1994      --           --            --            --          --           --
MICHAEL R. DOUGLAS                  1996    206,000       152,569       393,181(3)    262,500      15,000      652,466
Senior VP, General                  1995    197,500       142,570        --            --          15,000      102,240
Counsel & Secretary                 1994    190,000       130,470        --            --          --           55,000
ROBERT W. JOHNSTON                  1996    206,000(5)    152,569        --            --          --          811,866
Senior VP, Vinyl                    1995    190,000        79,340        --            --          10,000       --
Products                            1994     63,000        47,500        --           149,375      --           --
HERBERT M. ELLIOTT                  1996    162,000        90,391        --           262,500      15,000      489,350
VP, Industrial                      1995    155,000       108,895        --            --          15,000       76,680
Insulation                          1994    150,000       109,690        --            --          --           70,000
GAROLD E. SWAN                      1996    158,500        75,287       173,683(3)    196,875       9,000      326,234
VP, Finance                         1995    152,000        73,150        --            --           7,500       51,120
                                    1994    140,000        64,090        --            --          --           32,500
JAMES P. DONOHUE                    1996    209,359(6)    126,752        --            --          --          654,134
Former Senior VP &                  1995    217,500       161,086        --            --          15,000      102,240
CFO                                 1994    210,000       196,175        --            --          --           65,000


          NAME AND              ALL OTHER ($)
     PRINCIPAL POSITION        COMPENSATION (2)
-----------------------------  ----------------
JOHN D. ROACH                        233,234
Chairman, President &                262,605
CEO                                  212,780
RONALD W. MATHEWSON                   25,000
Executive VP & COO                    --
                                      --
MICHAEL R. DOUGLAS                    11,143
Senior VP, General                    20,016
Counsel & Secretary                   10,580
ROBERT W. JOHNSTON                    --
Senior VP, Vinyl                      10,500
Products                              --
HERBERT M. ELLIOTT                    61,669
VP, Industrial                        63,897
Insulation                            57,380
GAROLD E. SWAN                         7,826
VP, Finance                           11,190
                                       9,326
JAMES P. DONOHUE                      --
Former Senior VP &                    51,149
CFO                                   36,780

------------------------
(1) Indicates value of stock units as of the date of grant. As of December 31, 1996, Messrs. Roach, Mathewson, Douglas, Elliott and Swan held 50,000, 20,000, 10,000, 10,000, and 7,500 stock units, respectively, valued at $1,687,500, $675,000, $337,500, $337,500 and $253,125, respectively. Under the terms of the stock units, shares of Common Stock are not issued or delivered to holders until the rights vest. The rights vest five years from the date of grant. No dividends are paid on stock units.

(2) Includes 401(k) Retirement Plan contributions to the accounts of the Named Officers. Also includes the contributions allocated to the accounts of Messrs. Roach, Mathewson and Elliott under the Company's supplemental retirement plan for executive officers (i) for 1996, in the amounts of $204,700, $25,000 and $53,030, respectively, and (ii) for 1995, in the amounts of $214,200, $0 and $47,200, respectively.

(3) Includes (i) the cost to the company of benefits provided to Messrs. Roach, Douglas and Swan during 1996 aggregating $595,088, $216,972, and $110,672, including relocation and moving expenses incurred during the year in the amounts of $576,471, $209,120 and $103,769, respectively, and (ii) tax reimbursement payments during 1996 relating to relocation and moving expenses paid by the Company on behalf of Messrs. Roach, Douglas and Swan in the amounts of $436,707, $176,209 and $63,001, respectively. Such expenses were incurred in connection with the relocation of the Company's corporate offices from Walnut Creek, California to Dallas, Texas.

(4) Mr. Mathewson was elected Executive Vice President and Chief Operating Officer of the Company on October 15, 1996.

(5) Mr. Johnston retired as an executive officer from the Company on December 31, 1996.

(6) Mr. Donohue resigned from the Company in November 1996.

OPTION AND SAR GRANTS

    Set forth below is information relating to grants of stock options to the Named Officers during the fiscal year ended December 31, 1996.

                                                                                 POTENTIAL REALIZABLE VALUE AT
                                                                                            ASSUMED
                                                                                  ANNUAL RATES OF STOCK PRICE
                                                                                          APPRECIATION
                                                INDIVIDUAL GRANTS                       FOR OPTION TERM
                                     ---------------------------------------  ------------------------------------
                                                  % OF TOTAL
                                      OPTIONS   OPTIONS GRANTED  EXERCISE OR
                                      GRANTED   TO EMPLOYEES IN  BASE PRICE    EXPIRATION
NAME                                  (#) (1)     FISCAL YEAR    ($/SH) (2)       DATE        5% ($)     10% ($)
-----------------------------------  ---------  ---------------  -----------  ------------  ----------  ----------
JOHN D. ROACH                           40,000         36.36%     $   32.00    12/09/2001   $  353,640  $  781,450
RONALD W. MATHEWSON                     20,000         18.18%     $   32.00    12/09/2001   $  176,820  $  390,725
MICHAEL R. DOUGLAS                      15,000         13.63%     $   32.00    12/09/2001   $  132,600  $  293,045
HERBERT M. ELLIOTT                      15,000         13.63%     $   32.00    12/09/2001   $  132,600  $  293,045
GAROLD E. SWAN                           9,000          8.18%     $   32.00    12/09/2001   $   79,560  $  175,825
ROBERT W. JOHNSTON                      --            --             --            --           --          --
JAMES P. DONOHUE                        --            --             --            --           --          --

------------------------

(1) These options become exercisable in equal annual installments over a three-year period. In the event of a change of control, the options listed above become immediately exercisable.

(2) The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares or by offset of the underlying shares, subject to certain conditions.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

    Set forth below is information with respect to the exercise of stock options by the Named Officers during fiscal year 1996 and the number and value of unexercised options held by the Named Officers at December 31, 1996.

                                                                      NUMBER OF SECURITIES
                                                                           UNDERLYING                   VALUE OF UNEXERCISED
                                                                       UNEXERCISED OPTIONS              IN-THE-MONEY OPTIONS
                                            SHARES       VALUED           AT FY-END (#)                  AT FY-END ($) (2)
                                          ACQUIRED ON   REALIZED   ---------------------------   ----------------------------------
NAME                                      EXERCISE (#)   ($) (1)   EXERCISABLE   UNEXERCISABLE     EXERCISABLE        UNEXERCISABLE
----------------------------------------  -----------   ---------  -----------   -------------   ---------------      -------------
JOHN D. ROACH                                    0              0      363,333      66,667            11,102,429        399,870
RONALD W. MATHEWSON                              0              0            0      20,000                     0         35,000
MICHAEL R. DOUGLAS                          20,000       $410,000       25,000      25,000               686,850        149,950
HERBERT M. ELLIOTT                               0              0       35,000      25,000               999,350        149,950
GAROLD E. SWAN                                   0              0       32,500      14,000               968,425         77,600
ROBERT W. JOHNSTON                               0              0        5,000       5,000                61,850         61,850
JAMES P. DONOHUE                                 0              0      135,000(3)         0            4,266,050              0

------------------------

(1) The value realized on stock option exercises represents the difference between the grant price of the options exercised and the market price of the underlying shares of Common Stock as of the date of exercise multiplied by the number of options exercised.

(2) Based on the closing price of the Company's Common Stock on the American Stock Exchange at 12/31/96 ($33.75).

(3) Mr. Donohue exercised 130,000 options in January 1997.

EMPLOYMENT, SEVERANCE AND CHANGE-OF-CONTROL ARRANGEMENTS

    In July 1991, the Company entered into an Employment Agreement with John D. Roach to serve as Chairman of the Board, President and Chief Executive Officer of the Company. Under the Employment Agreement, as amended in January 1995, Mr. Roach currently receives a minimum annual salary of $465,000, subject to increase as determined by the Board of Directors, plus a bonus of up to 130% of base salary. The term of the agreement renews automatically each month for a period of two years, absent notice of termination by either party.

    In the event Mr. Roach's employment is terminated by the Company or by Mr. Roach under certain circumstances, he is entitled to receive (i) one year's salary and bonus, (ii) an additional pro-rated bonus for the year of termination, (iii) consulting fees for one year following termination at his then current compensation, and (iv) immediate vesting of awards under the Company's stock incentive plans and any non-qualified deferred compensation or retirement benefits. If Mr. Roach's employment terminates following a change of control (as defined in the agreement), Mr. Roach is entitled to two years' compensation, plus the benefits described under (ii) and (iv) above. Pursuant to the Agreement, Fibreboard established a trust to fund Mr. Roach's severance benefits.

    The Company has also entered into severance agreements with its executive officers as a means of enabling the Company to attract and retain key members of management. Severance benefits under the agreements include (a) one year's salary and bonus, (b) an additional pro-rated bonus for the year of termination, and (c) a one-year continuation of the officer's benefits. If termination is within one year after a change of control, the officer is entitled to (i) eighteen (18) months' salary plus one year's bonus, (ii) an additional pro-rated bonus for the year of termination, and (iii) immediate vesting of awards under the Company's stock incentive plans and any non-qualified deferred compensation or retirement benefits.

    All outstanding awards under the 1988 Option Plan, the 1995 Stock Incentive Plan and the Long-Term Equity Incentive Plan become exercisable or fully vested in the event of a change of control of Fibreboard or other related event, including (i) a person or entity becomes the beneficial owner of 15% (25% under the 1988 Option Plan) or more of the voting power of Fibreboard's shares, or
(ii) during any two consecutive years, members of the Board of Directors at the beginning of such period cease to constitute a majority thereof, unless the election or nomination of each director is approved by the vote of at least two-thirds of the directors still in office who were directors at the beginning of such period, or (iii) the occurrence of any other change of control reportable under the Exchange Act, or (iv) stockholder approval of a merger or consolidation of Fibreboard, or (v) the adoption of a plan of complete liquidation of Fibreboard, or stockholder approval of the sale by Fibreboard of all or substantially all of its assets. The events described under subparagraphs
(i), (iii) and (iv) above will not be deemed a change of control if so determined by the Board of Directors.

                            STOCK PERFORMANCE GRAPH

    Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on a $100 investment in the Company's Common Stock against the cumulative total return of the Russell 2000 Index and the Dow Jones Building Materials Index, representing the Company's "peer group" of building products companies. In addition, the returns of the companies within the Russell 2000 Index and the Dow Jones Building Materials Index have been weighted according to their respective market capitalizations.

                     COMPARISON OF CUMULATIVE TOTAL RETURN*
                FIBREBOARD COMMON STOCK, RUSSELL 2000 INDEX AND
                   DOW JONES BUILDING MATERIALS INDEX (DJBMI)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                  DOW JONES BUILDING
                FBD Common   Russell 2000 Index       Materials Index
1991               $100.00              $100.00               $100.00
1992                229.13               116.36                124.90
1993               1125.00               136.14                155.15
1994                912.47               131.81                124.68
1995               1491.67               166.35                169.96
1996               2250.00               190.91                202.69

                                    1991        1992       1993       1994       1995       1996
                                    -----     ---------  ---------  ---------  ---------  ---------
FBD Common.....................         100      229.13    1125.00     912.47    1491.67    2250.00
Russell 2000 Index.............         100      116.36     136.14     131.81     166.35     190.91
Dow Jones Building Materials
Index..........................         100      124.90     155.15     124.68     169.96     202.69

------------------------

*Total return assumes reinvestment of dividends.

                        SECURITY OWNERSHIP OF MANAGEMENT
                           AND PRINCIPAL STOCKHOLDERS

    The following table sets forth, as of April 4, 1997, the number of shares of Common Stock beneficially owned by (i) each person known to the Company to own beneficially more than 5% of the Company's outstanding Common Stock, (ii) each director and Named Officer (excludes Messrs. Donohue and Johnston who were not Named Officers as of April 4, 1997), and (iii) all directors and executive officers of the Company as a group. Except as otherwise indicated below, the persons listed have advised the Company that they have sole voting and investment power with respect to the securities shown as owned by them. On the Record Date, there were 8,490,020 shares of the Company's Common Stock outstanding.

                                                                                    NUMBER OF SHARES
                                                                                      BENEFICIALLY       PERCENT OF
NAME OF BENEFICIAL OWNER                                                               OWNED (1)         CLASS (2)
--------------------------------------------------------------------------------    ----------------     ----------
The SC Fundamental Value Fund, L.P. and affiliated entities.....................             650,200(3)     7.66
Neuberger & Berman, L.P.........................................................             639,742(4)     7.54
Marvin C. Schwartz..............................................................             504,200(5)     5.94
John D. Roach...................................................................             416,045        4.70
Garold E. Swan..................................................................              51,624        *
Herbert M. Elliott..............................................................              46,480        *
Philip R. Bogue.................................................................              45,000        *
Michael R. Douglas..............................................................              43,932        *
John W. Koeberer................................................................              40,000        *
George B. James.................................................................              36,000        *
G. Robert Evans.................................................................              26,000        *
William D. Eberle...............................................................              20,000        *
Donald K. Miller................................................................               5,000        *
Bill M. Lindig..................................................................                   0        *
Ronald W. Mathewson.............................................................                   0        *
All directors and executive officers as a group (14 persons)....................             772,442        8.50

------------------------

(1) Includes shares issuable under the Company's 1988 Option Plan and 1995 Stock Incentive Plan (i) upon the exercise of stock options which are currently exercisable or exercisable within 60 days or (ii) upon the vesting of stock units and restricted stock within 60 days in the following amounts: Mr. Roach, 363,333 shares; Mr. Swan, 32,500 shares; Mr. Elliott, 35,000 shares; Mr. Bogue, 32,000 shares; Mr. Douglas, 25,000 shares; Mr. Koeberer, 32,000 shares; Mr. James, 12,000 shares; Mr. Evans, 16,000 shares; Mr. Eberle, 16,000 shares; and all directors and executive officers as a group, 593,833 shares. In certain instances, the number of shares shown as being beneficially owned may not be deemed to be beneficially owned for other purposes.

(2) *--Less than one (1) percent.

(3) Information was derived from a Schedule 13D received by the Corporation on December 28, 1995.

(4) Information was derived from a Schedule 13G received by the Corporation on February 20, 1996. Of the 639,742 shares, Neuberger & Berman, L.P. has sole voting power over 119,000 shares.

(5) Information was derived from a Schedule 13D received by the Corporation on February 11, 1995.

STOCKHOLDER PROPOSALS

    If a stockholder entitled to vote at an annual meeting of stockholders wishes to nominate a person for election as director or to submit a proposal for action at that annual meeting, the Company's Bylaws require that certain procedures be followed in advance. The Bylaws require that the stockholder provide notice of any such nomination or proposal in writing to the Secretary of the Company not later than 80 days prior to the date set for the meeting, unless the meeting date is not announced at least 90 days prior to the meeting, in which case such notice must be delivered not later than 10 days following the day on which the date of the meeting is communicated to stockholders. The other procedural requirements applicable to such notice are set forth in the Company's Bylaws, a copy of which may be obtained from the Secretary of the Company at the Company's principal executive offices in Dallas, Texas.

    The deadline for stockholder proposals intended to be considered for inclusion in the Company's Proxy Statement for the 1998 Annual Meeting of Stockholders is December 16, 1997. Such proposals may be included in next year's proxy materials if they comply with certain rules and regulations promulgated by the SEC.

                            SOLICITATION OF PROXIES

    The Company has engaged the firm of D.F. King & Co., Inc. to assist the Board in connection with its solicitation of proxies. The agreement entered into with D.F. King provides for routine advice and services in coordinating the solicitation of proxies, for which the Company will pay estimated fees of $6,000, plus reimbursement of expenses. Although it has entered into no formal agreements to do so, the Company will also reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy-soliciting materials to their principals.

    The cost of soliciting proxies on behalf of the Board of Directors will be borne by the Company. Such proxies will be solicited principally through the use of the mails but, if deemed desirable, may also be solicited personally or by telephone, telegraph or other means of communication by officers and regular employees of the Company without additional compensation.

                                 OTHER BUSINESS

    The Board of Directors is not aware of any other matter which may be presented for action at the Annual Meeting. Should any other matter requiring a vote of the stockholders arise, the enclosed proxy card gives authority to the persons listed on the card to vote at their discretion in the best interest of the Company.

                       BY ORDER OF THE BOARD OF DIRECTORS

    DATED: APRIL 15, 1997

    IF YOU HAVE ANY QUESTIONS ABOUT VOTING YOUR SHARES, PLEASE TELEPHONE THE COMPANY'S PROXY SOLICITOR, D. F. KING & CO., INC., TOLL FREE AT 1-800-669-5550.

                      ----------------------------------
                                                  [LOGO]
                                              FIBREBOARD
                      ----------------------------------
                               strong PLATFORMS
                               for GROWTH with
                               one clear FOCUS
                      ----------------------------------



                                 DETACH HERE                         FIB 2F


                           FIBREBOARD CORPORATION
            PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, JUNE 3, 1997
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby acknowledges receipt of the Notice of Annual
P Meeting of Stockholders and Proxy Statement, each dated April 15, 1997, and does hereby appoint Ronald W. Mathewson and Garold E. Swan, or either
R of them, with full power of substitution, as the proxies of the undersigned to represent the undersigned and to vote as designated on the reverse side
O all shares of Common Stock of Fibreboard Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Fibreboard
X Corporation to be held at the Texas Commerce Tower, in Dallas, Texas on June 3, 1997 at 11:00 a.m. and at any adjournments or postponements thereof,
Y with the same force and effect as the undersigned might or could do if personally present thereat.

                                                                    -----------
                 CONTINUED AND TO BE SIGNED ON REVERSE SIDE         SEE REVERSE
                                                                        SIDE
                                                                    -----------

                                  DETACH HERE                             FIB F
/X/  PLEASE MARK VOTES AS
     IN THIS EXAMPLE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE MATTERS LISTED BELOW. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED AT THE ANNUAL MEETING.

1. Election of three Directors to Class III of the Board of Directors to serve for a term of three years.
NOMINEES: Philip R. Bogue, George B. James and John D. Roach
              / /  FOR ALL           / /   WITHHELD FROM
                   NOMINEES                ALL NOMINEES

/ /  _______________________________________

(Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided above.

2.  Proposal to ratify the selection of            FOR    AGAINST    ABSTAIN
    Arthur Andersen LLP as the Company's
    independent public accountants for the         / /      / /        / /
    fiscal year ending December 31, 1997.

3. In their discretion, the proxies are authorized to vote upon such other business as may properly be presented at the meeting or any adjournment or postponement thereof.

         MARK HERE FOR                    MARK HERE IF YOU
         ADDRESS CHANGE AND  / /          PLAN TO ATTEND     / /
         NOTE AT LEFT                     THE MEETING

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID REPLY ENVELOPE.

Please sign exactly as your name is printed on this Proxy. If the shares represented by this Proxy are issued in the names of two or more persons, each of them should sign the Proxy. If the Proxy is executed by a corporation, it should be signed in the corporate name by an authorized officer. When signing as an attorney, executor, administrator, trustee or guardian, or in any other representative capacity, give full title as such. If stockholder is a partnership, please sign in the partnership name by authorized person.

Signature:                 Date:           Signature:              Date:
          ----------------      ----------           -------------      --------